Fresh Del Monte Produce Inc.
For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Reports Third Quarter 2015 Financial Results
CORAL GABLES, FL. - October 27, 2015 - Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the third quarter ended September 25, 2015. The Company reported earnings per diluted share of $0.54 for the third quarter of 2015, compared with earnings per diluted share of $0.35 in the third quarter of 2014. Comparable earnings per diluted share were $0.57 in the third quarter of 2015, compared with comparable earnings per diluted share of $0.35 in the third quarter of 2014.
“We are very pleased with our financial performance in the third quarter. We saw excellent growth in our fresh-cut and avocado businesses. We hold a commanding position as the global leader in the fresh-cut space, and avocados are becoming one of our fastest growing categories. We look to aggressively capitalize on our position as a leader in avocados to meet growing customer demand. Our results were further shaped by our focus on higher value products, continued expansion of our geographic presence, further leveraging of our distribution and marketing channels, innovative opportunities with new customers globally, and closer relationships with existing customers. Higher banana production and procurement costs, unfavorable foreign exchange rates, and lingering effects of a tough Chilean season were adverse factors we had to overcome in order to achieve these results,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. “Over the years, our team has done an exceptional job in transforming our Company for long-term growth and profitability by focusing on our fundamental strengths, and further leveraging our healthy and convenient product lines and geographic presence, allowing us to build a formidable strategic advantage for our Company as demonstrated by our third quarter achievements.”
Net sales for the third quarter of 2015 were $936.1 million, compared with $884.6 million in the third quarter of 2014. The increase in net sales was led by higher net sales in all of the Company's business segments, with solid volume gains over the prior year quarter, along with higher selling prices in the Company's other fresh produce business segment. The increase in net sales was partially offset by a $27 million exchange rate variance over the prior year period.
Gross profit for the third quarter of 2015 was $83.3 million, compared with $73.9 million in the third quarter of 2014. The increase in gross profit was primarily attributable to higher net sales and lower transportation costs, partially offset by higher fruit production and procurement costs in the Company's banana business segment, along with unfavorable exchange rates.
Operating income for the third quarter of 2015 was $34.4 million, compared with operating income of $29.3 million in the third quarter of 2014. Comparable operating income for the third quarter of 2015 was $35.9 million, compared with $29.5 million in the third quarter of 2014.
Net income for the third quarter of 2015 was $28.5 million, compared with net income of $19.9 million in the third quarter of 2014. Comparable net income for the third quarter of 2015 was $30.0 million, compared with $20.1 million in the third quarter of 2014.

- more -

Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Nine months ended

Income Statement:	September 25, 2015	September 26, 2014	September 25, 2015	September 26, 2014
Net sales	$936.1	$884.6	$3,078.6	$2,998.2
Cost of products sold	852.8	810.7	2,780.6	2,696.1
Other charges (1)	—	—	0.3	—
Gross profit	83.3	73.9	297.7	302.1

Selling, general and administrative expenses	47.7	44.6	133.5	132.6
Gain on disposal of property, plant and equipment	0.3	0.2	2.5	0.4
Asset impairment and other charges, net (1)	1.5	0.2	2.4	0.1
Operating income	34.4	29.3	164.3	169.8

Interest expense, net	0.4	0.4	2.8	2.3
Other expense (income), net	(1.3)	4.2	4.7	7.1

Income before income taxes	35.3	24.7	156.8	160.4

Provision for income taxes	5.4	4.0	16.8	15.4
Net income	$29.9	$20.7	$140.0	$145.0

Less: Net income attributable to noncontrolling interests	1.4	0.8	4.5	2.2
Net income attributable to Fresh Del Monte Produce Inc.	$28.5	$19.9	$135.5	$142.8

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Basic	$0.54	$0.36	$2.57	$2.54

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Diluted	$0.54	$0.35	$2.54	$2.53

Dividends declared per ordinary share	$0.125	$0.125	$0.375	$0.375

Weighted average number of ordinary shares:
Basic	52,788,564	55,901,110	52,817,849	56,174,870
Diluted	53,208,152	56,339,077	53,247,184	56,549,096

Selected Income Statement Data:
Depreciation and amortization	$17.8	$18.3	$53.7	$54.4

Non-GAAP Measures (per share):
Reported net income - Diluted	$0.54	$0.35	$2.54	$2.53
Asset impairment and other charges, net (1)	0.03	—	0.05	—
Comparable net income - Diluted (2)	$0.57	$0.35	$2.59	$2.53

(1)
Asset impairment and other charges, net, for the nine months ended September 25, 2015 related principally to damages resulting from unfavorable weather conditions in Chile offset by a credit on litigation settlement. Additionally, asset impairment and other charges for the quarter ended September 25, 2015 principally included an impairment of assets held for sale in Guatemala. Asset impairment and other charges, net for the quarter and nine months ended September 26, 2014 related principally to restructuring activities in the United Kingdom and Germany, previously announced exit activities in Brazil partially offset by a gain on litigation in Hawaii.

(2)
Management reviews comparable operating income, comparable net income and comparable net income per share and considers these measures relevant to investors because management believes they better represent the underlying business trends and performance of the Company.

- more -

Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	September 25, 2015				September 26, 2014
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Banana	$425.2	45%	$20.6	25%	$423.8	48%	$22.5	30%
Other Fresh Produce	420.3	45%	48.9	59%	371.0	42%	40.7	55%
Prepared Food	90.6	10%	13.8	16%	89.8	10%	10.7	15%
	$936.1	100%	$83.3	100%	$884.6	100%	$73.9	100%

	Quarter ended
Net Sales by Geographic Region:	September 25, 2015		September 26, 2014

North America	$528.2	56%	$481.6	55%
Europe	156.6	17%	154.0	17%
Asia	96.5	10%	98.2	11%
Middle East	140.8	15%	133.5	15%
Other	14.0	2%	17.3	2%
	$936.1	100%	$884.6	100%

- more -

Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	September 25, 2015	December 26, 2014

Assets
Current assets:
Cash and cash equivalents	$42.6	$34.1
Trade accounts receivable, net	333.6	344.6
Other accounts receivable, net	66.2	69.0
Inventories, net	482.5	516.1
Other current assets	73.1	77.1
Total current assets	998.0	1,040.9

Investment in and advances to unconsolidated companies	2.2	2.0
Property, plant and equipment, net	1,195.4	1,170.2
Goodwill	330.1	330.5
Other noncurrent assets	132.7	131.7
Total assets	$2,658.4	$2,675.3

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$365.3	$382.1
Current portion of long-term debt and capital lease obligations	1.8	2.2
Other current liabilities	34.0	25.1
Total current liabilities	401.1	409.4

Long-term debt and capital lease obligations	209.8	264.7
Other noncurrent liabilities	210.2	213.3
Total liabilities	821.1	887.4

Total Fresh Del Monte Produce Inc. shareholders' equity	1,793.9	1,747.9
Noncontrolling interests	43.4	40.0
Total shareholders' equity	1,837.3	1,787.9
Total liabilities and shareholders' equity	$2,658.4	$2,675.3

Selected Balance Sheet Data:
Working capital	$596.9	$631.5
Total debt	$211.6	$266.9

- more -

Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Nine months ended
	September 25, 2015	September 26, 2014
Operating activities:
Net income	$140.0	$145.0
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	53.7	54.4
Amortization of debt issuance costs	0.3	0.3
Asset impairment, net	2.4	0.3
Gain on sales of property, plant and equipment	(2.5)	(0.4)
Foreign currency translation adjustment	(4.9)	(1.7)
Other changes	11.2	7.9
Changes in operating assets and liabilities:
Receivables, net	8.6	3.5
Inventories, net	21.3	26.3
Other current assets	(4.5)	(9.7)
Accounts payable and accrued expenses	15.4	19.7
Other noncurrent assets and liabilities	(2.8)	(2.5)
Net cash provided by operating activities	238.2	243.1

Investing activities:
Capital expenditures	(90.0)	(119.0)
Proceeds from sales of property, plant and equipment	6.1	1.2
Net cash used in investing activities	(83.9)	(117.8)

Financing activities:
Net repayments on long-term debt	(55.4)	(112.1)
Contributions from (distributions to) noncontrolling interests	(1.8)	5.0
Proceeds from stock options exercised	32.6	34.8
Excess tax benefit from stock-based compensation	1.1	0.1
Dividends paid	(19.7)	(20.9)
Repurchase and retirement of ordinary shares	(112.8)	(42.4)
Net cash used in financing activities	(156.0)	(135.5)

Effect of exchange rate changes on cash	10.2	5.0

Net increase (decrease) in cash and cash equivalents	8.5	(5.2)
Cash and cash equivalents, beginning	34.1	42.5
Cash and cash equivalents, ending	$42.6	$37.3

- more -

Fresh Del Monte Produce Inc.

Third Quarter 2015 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the third quarter increased $1.4 million to $425.2 million, compared with $423.8 million in the third quarter of 2014, primarily driven by higher sales volume in the Company's Middle East and North America regions, along with higher selling prices in the Middle East region. Worldwide pricing decreased $0.13, or 1%, to $14.64 per unit, compared with $14.77 per unit in the third quarter of 2014. Volume was 1% higher than the prior year period. Gross profit for the quarter was $20.6 million, compared with $22.5 million in the third quarter of 2014. Unit cost was in line with the prior year period.
Other Fresh Produce
Net sales for the third quarter increased $49.3 million to $420.3 million, compared with $371.0 million in the third quarter of 2014. The increase in net sales was led by higher sales volume in the Company's fresh-cut and avocado product lines, along with higher selling prices in the Company's fresh-cut product line. Gross profit for the quarter was $48.9 million, compared with gross profit of $40.7 million in the third quarter of 2014.

Gold pineapple - Net sales decreased 8% to $118.9 million, compared with the prior year. Volume decreased 12%. Pricing was 4% higher. Unit cost was 1% lower.
Fresh-cut - Net sales increased 32% to $126.3 million, compared with the prior year. Volume increased 30%. Pricing increased 2%. Unit cost was 1% higher.
Non-tropical - Net sales increased 9% to $52.0 million, compared with the prior year. Volume increased 19%. Pricing decreased 8%. Unit cost was 8% lower.
Avocados - Net sales increased 38% to $45.5 million, compared with the prior year. Volume increased 52%. Pricing decreased 9%. Unit cost was 8% lower.
Prepared Food
Net sales for the quarter increased to $90.6 million, compared with $89.8 million in the third quarter of 2014, primarily due to higher sales volume in the Company's canned pineapple product line, along with higher sales volume and higher selling prices in the industrial pineapple product line. The increase in net sales was partially offset by lower sales in the Company's Jordanian poultry product line, due to lower production. Gross profit for the quarter was $13.8 million, compared with $10.7 million in the third quarter of 2014.
Cash Flows
Net cash provided by operating activities for the first nine months of 2015 was $238.2 million, compared with $243.1 million in the same period of 2014.
Total Debt
Total debt decreased from $266.9 million at the end of 2014 to $211.6 million at the end of the third quarter of 2015.

- more -

Fresh Del Monte Produce Inc.

Conference Call and Web Cast Data
Fresh Del Monte will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the third quarter 2015 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at http://ir.freshdelmonte.com. The call will be available for re-broadcast on the Company’s web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets the Company serves, and the extent to which adverse economic conditions continue to affect its sales volume and results, including the Company’s ability to command premium prices for certain of its principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact the Company’s ability to access certain markets, (iv) the Company’s anticipated cash needs in light of its liquidity, (v) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as its, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on its ability to grow, procure or export its products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by the Company’s competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (x) the Company’s ability to successfully integrate acquisitions into its operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xiv) the cost and other implications of changes in regulations applicable to its business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. - “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 26, 2014 along with other reports that the Company has on file with the Securities and Exchange Commission.

# # #